ARTICLES OF INCORPORATION
                     OF
             NEW HILARITY, INC.


     Pursuant to the provisions of the Nevada Business
Corporation Act, the following Articles of Incorporation of NEW
HILARITY, INC. are submitted for filing.

             ARTICLE 1.  NAME.

     The name of the corporation is NEW HILARITY, INC.

           ARTICLE 2.  PURPOSES.

     This corporation is organized for the following purposes:

               (a) To seek a viable business candidate for a reverse acquisition.

     (b) To engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Nevada Business Corporation Act.

     (c)  To engage in all such activities as are
incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

     The foregoing clauses of this Article 2 shall each be construed as purposes and powers, and the matters expressed in each clause shall be in no way limited or restricted by reference to or inference from the terms of any other clauses, but shall be regarded as independent purposes and powers; and nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.

            ARTICLE 3.  SHARES.

     The total number of shares of capital stock which the corporation is authorized to issue is One Hundred Million
(100,000,000) shares of Common Stock having a par value of $0.001 per share (the "Common Stock").

      ARTICLE 4.  PRE-EMPTIVE RIGHTS.

     Shareholders of this corporation shall have no pre-emptive rights to acquire additional shares or treasury shares issued by the corporation.


      ARTICLE 5.  DIRECTOR LIABILITY.

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for the liability of the director for: (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates the Nevada Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Nevada Business Corporation Act (the "Act") is amended to authorize corporate action further eliminating or limiting the personal liability directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        ARTICLE 6.  INDEMNIFICATION.

     The corporation shall indemnify its directors against all liability, damage, or expense resulting from the fact that such person is or was a director, to the maximum extent and in all circumstances permitted by law; except that the corporation shall not indemnify a director against liability, damage, or expense resulting from the director's gross negligence.

     ARTICLE 7.  NO CUMULATIVE VOTING.

     At each election of directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares of stock held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors will be permitted.

ARTICLE 8.  AMENDMENTS TO ARTICLES OF INCORPORATION.

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of the shareholders of this corporation are subject to this reservation.

     ARTICLE 9.  SHAREHOLDER APPROVAL.

     The affirmative vote of a simple majority (50% plus one share) of all of the votes entitled to be cast on the matter shall be required and sufficient, valid, and effective, after due consideration and reconsideration of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the corporation:

     a.   An amendment to these Articles of Incorporation;

     b. The merger of this corporation into another corporation or the merger of one or more corporations into this corporation;

     c. The acquisition by another corporation of all of the outstanding shares of one or more classes or series of this corporation; or

     d. The sale, lease, exchange, or other disposition by this corporation of all, or substantially all, of its property other than in the usual course of business.

ARTICLE 10.  REGULATION OF INTERNAL AFFAIRS.

     The provisions for the regulation of the internal affairs of the corporation shall be set forth in the Bylaws.

            ARTICLE 11.  BYLAWS.

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

          ARTICLE 12.  DIRECTORS.

     The Board of Directors of this corporation shall consist of at least three, but not more than nine directors. The number of directors may be increased or decreased from time to time by the Board of Directors in the manner set forth in the Bylaws.

     The initial directors shall consist of two persons as
follows:
     Terrence J. Dunne   1224 W. Riverside Ave., Apt. 503,
                         Spokane, Washington 99201
     Robert W. Obrien    1511 S. Regal Court, Spokane,
                         Washington 99212

     The named individuals shall serve until the Next Annual
Meeting of Shareholders and until their successors are elected and qualified unless they resign or are removed.

  ARTICLE 13.  RESIDENT OFFICE AND AGENT.

     The address of the Resident Office of this corporation is located at 202 South Minnesota Street, Carson City, Nevada
89703, and the name of its initial Resident Agent at such address is Capitol Documents, Inc.

         ARTICLE 14.  INCORPORATOR.

     The name and address of the incorporator is: Brad E.
Herr, 5413 South Saybrook Lane, Spokane, Washington 99223.



     IN WITNESS WHEREOF, the undersigned, being the incorporator of this corporation, executed these Articles of Incorporation and certified to the truth of the facts herein stated this 22nd day of March, 1999.

                    By:/s/ Brad E. Herr
                    Name: Brad E. Herr, Incorporator


State of Idaho      )
                    )ss.
County of Kootenai  )

     I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Idaho, certify that Brad E. Herr, being the Incorporator of the corporation referred to in the foregoing Articles of Incorporation, personally appeared before me and swore to the truth of the facts therein stated.

     WITNESS my hand and notarial seal this 29th day of March, 1999.

/s/ Stacy L. Perry
NOTARY PUBLIC in and for the State of
Idaho, residing at Coeur d'Alene.
My Commission Expires: 4/10/2004